                                                                    EXHIBIT 99.2

     THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE; THEREFORE, THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT IN ACCORDANCE HEREWITH AND UPON SUCH REGISTRATION OR UPON DELIVERY TO THE MAKER OF AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$1,500,000.00                                                     MARCH 14, 1997


     FOR VALUE RECEIVED, the undersigned, BRAZOS, INC., a Texas corporation ("MAKER"), hereby promises to pay to the order of BANK OF AMERICA NT & SA, doing business as Seafirst Bank ("PAYEE"), at its offices at 800 Fifth Avenue, Floor 29, P. O. Box 3977, Seattle, Washington 98124 or by wire transfer to such account as it may designate from time to time, in lawful money of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), together with interest on the outstanding principal balance thereof at a rate of 10% per annum, from the date hereof until March 13, 1998, 10.5% per annum from March 14, 1998 until March 13, 1999, and 11.5% per annum from March 14, 1999 until March 13, 2000.

     Interest on the outstanding principal balance shall be due and payable in quarterly installments, commencing on June 30, 1997, and continuing on the last day of each September, December, April, and June thereafter. The entire principal balance, plus accrued interest, is due and payable on March 13, 2000.

     If Maker shall default in the payment of the principal or any interest on this Note, Maker shall on demand from time to time pay interest, to the extent permitted by applicable law, on the unpaid principal balance and on such defaulted payment, up to the date of actual payment, at the rate of 15% per annum.

     This Note is subject to the terms of that certain Convertible Subordinated Note Agreement (the "NOTE AGREEMENT") dated as of the date hereof between the Maker and the Payee. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Note Agreement.

     This Note is entitled to the benefits of the Note Agreement and is subject to the obligations contained therein.

     Maker shall have the right, from time to time, without premium or penalty, to prepay the indebtedness evidenced by this Note, in full or in part.

     This Note may be converted into shares of Common Stock (as defined in the Note Agreement) subject to and in accordance with the terms of the Note Agreement.

     If this Note is placed in the hands of an attorney for collection through the institution of a judicial proceeding, and Payee is successful in such proceeding, then Maker agrees to pay, in addition to all other amounts owing hereunder, the reasonable attorneys' fees and collection costs of Payee arising specifically out of the collection of this Note.

     It is the intent of Maker and Payee in the execution and performance of this Note to remain in strict compliance with the usury laws of the State of Washington or any other applicable law ("APPLICABLE LAW") from time to time in effect. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or any document securing or otherwise relating to this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum rate of interest permitted to be charged under Applicable Law. Maker shall never be required to pay interest at a rate or in an amount in excess of the maximum rate of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note and of any other instrument pertaining to or securing this Note that may be in actual or apparent conflict herewith. All calculations of the rate or amount of interest contracted for, charged, taken or received under this Note shall be made by amortizing, prorating, allocating and spreading during the term of this Note.

     Except as provided in the Note Agreement, Maker and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor. If any provisions of this Note are invalid or unenforceable in whole or in part, this instrument shall in all other respects remain in full force and effect.

     This Note is subordinate and junior in right of payment as set forth in the Note Agreement, and all rights of Payee upon an Event of Default are subject thereto.

     Maker and Payee agree that this Note shall be governed by the provisions of
Article 3 of the Uniform Commercial Code of Washington pertaining to instruments, even if this Note is not deemed to be an "instrument" or a "negotiable instrument" thereunder, except that no assignee of this Note shall have the status of a "holder-in-due course" under that Article.

     Payee shall have the right to accelerate this Note as stated in the Note Agreement.

                                    NOTICE

Oral agreements or oral commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt are not enforceable under Washington law.

     Executed and delivered on the date first written above.

                                         BRAZOS, INC.



                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________


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